Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DP&L SENDS CREWS TO ASSIST HURRICANE RESTORATION EFFORTS

DAYTON, Ohio, October 25, 2005 — The Dayton Power and Light Company (DP&L), the principal subsidiary of DPL Inc. (NYSE: DPL), is sending 16 employees to assist with restoration efforts in the aftermath of Hurricane Wilma.

Specifically, the DP&L linemen and support personnel will be working with Florida Power and Light (FP&L) in Dade, Broward and Palm Beach counties as FP&L restores service to more than 3 million customers.  The crews left Dayton this morning, taking with them six bucket trucks, one digger truck and extra supplies.

“Needless to say, it’s been an extremely difficult hurricane season and our hearts go out to all those affected in the region,” said Pat Swanke, DP&L Vice President of Operations.  “Our crews take great pride in their abilities to get the lights back on and I’m sure their efforts will be greatly appreciated.”

In addition, DP&L is making available more than 30 line clearance workers, normally under contract to DP&L, to help clear trees and debris from damaged lines.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.